Exhibit 23.1

CONSENT OF BAKER TILLY US, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-265691, 333-266430, and 333-269088) and Form S-8 (File No. 333-249280, 333-249281 and 333-262090) of Qualigen Therapeutics, Inc. of our report dated April 5, 2024, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page 33 of this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

San Diego, CA

April 5, 2024